Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated November 14, 2024

to

Prospectus dated April 12, 2024

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated April 12, 2024 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 31 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of December 1, 2024;

•	to disclose the calculation of our October 31, 2024 net asset value (“NAV”) per share for all share classes;

•	to disclose certain updates to our Prospectus;

•	to provide a market update;

•	to provide updates to our portfolio and our business; and

•	to provide an update to the status of our current public offering (the “Offering”).

December 1, 2024 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of December 1, 2024 (and repurchases as of November 30, 2024) is as follows:

Transaction Price (per share)
Class S	$25.0931
Class T	$24.8504
Class D	$24.9097
Class M	$24.9586
Class I	$24.1865
Class F*	$25.3725
Class Y*	$24.1597

*	We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The December 1, 2024 transaction price for each of our share classes is equal to such class’s NAV per share as of October 31, 2024. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since October 31, 2024 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

October 31, 2024 NAV per Share

Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fsinvestments.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for October 31, 2024.

The following table provides a breakdown of the major components of our total NAV as of October 31, 2024 (dollar amounts in thousands):

Components of NAV	October 31, 2024
Loans receivable	$7,418,297
Investment in real estate	400,628
Mortgage-backed securities held-to-maturity	160,399
Mortgage-backed securities, at fair value	401,259
Cash and cash equivalents	114,744
Restricted cash	81,520
Other assets	121,242
Collateralized loan obligation, net of deferred financing costs	(3,871,209)
Repurchase agreements payable, net of deferred financing costs	(792,176)
Credit facility payable, net of deferred financing costs	(837,269)
Mortgage note, net of deferred financing costs	(124,250)
Accrued stockholder servicing fees(1)	(1,676)
Other liabilities	(82,694)

Net asset value	$2,988,815

Number of outstanding shares	120,920,377

(1)

Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of October 31, 2024, we accrued under GAAP $101,318 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of October 31, 2024 (dollar amounts in thousands, except per share data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,627,209	$22,526	$10,980	$115,960	$1,171,054	$19,182	$21,904	$2,988,815
Number of outstanding shares	64,846,782	906,449	440,790	4,646,077	48,417,627	756,004	906,648	120,920,377

NAV per Share as of October 31, 2024	$25.0931	$24.8504	$24.9097	$24.9586	$24.1865	$25.3725	$24.1597

Updates to our Prospectus

SS&C Technologies, Inc.’s overnight contact information set forth in the “Description of Shares” and the “Share Repurchases” sections of the Prospectus is hereby deleted and replaced with the following:

Overnight Address: FS Credit REIT

c/o SS&C Technologies, Inc.

801 Pennsylvania Ave

Suite 219095

Kansas City, MO 64105-1307

The Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

The following disclosure is added to the section of the Prospectus entitled “Management—Compensation of Directors”:

On November 7, 2024, our board of directors adopted an Amended and Restated Independent Director Compensation Policy (the “Amended Compensation Policy”) to be effective as of January 1, 2025, which replaces the Independent Director Compensation Policy adopted by our board of directors on November 10, 2022 (the “Previous Compensation Policy”). The Amended Compensation Policy provides that members of the Company’s audit committee will receive an additional retainer of $10,000 ($25,000 in the case of the audit committee chairperson). The independent director annual retainer remains at $150,000 paid in equal quarterly installments, with the option for each director to elect to receive 40% to 50% in cash and the remaining in Class I restricted stock.

Market Update

Treasury yields jumped during October driven by strong economic data and sticky inflation. Yields’ move higher suspended the duration trade that worked so well for much of this year. The 2-year yield rose 53bps in October, to 4.17%, while the 10-year yield rose 51bps, to 4.29%. Against this backdrop, the Bloomberg U.S. Aggregate Index returned -2.5% in October, trimming its YTD return to just 1.9%. Amid the significant interest rate volatility over the last five years, the Agg’s return has been flat (-0.02%).

While CRE transaction volume and property values remained muted during the past several months, there are signs of thawing.

•

Transaction volume during Q3 2024 was flat compared to a year earlier, but has shown remarkable improvement from that of 2023, when volumes were down between -39% and -59% year-over-year.[1] Looking forward, lower interest rates should make more deals viable at current valuations and help the market work through upcoming maturities.

•

Property values have taken a mild step back during the past two months, highlighting the nonlinear nature of the CRE price recovery. Yet annual property prices are notably improved as the RCA National All-Property Price Index fell just -2.5% in September 2024 compared to a decline of approximately -14% in mid-2023.[1]

Market participants have gone from being hopeful to confident that the CRE market will improve, thanks in large part to a growing belief the economy will avoid a recession. Public market investors have cemented that view as equity REITs have gained nearly 13% since June 30, outperforming the S&P 500 by more than 750bps.2

Part of the outperformance has been driven by resilient CRE fundamentals (outside of office), which have allowed property owners to offset some of the impact of higher interest rates. Demand for space has clearly decelerated from historic levels yet remains robust in most property sectors as net absorption is significantly positive in three of the four major sectors.

•

Retail demand has moderated to a more normal level after a boom in 2021–2023, but remains positive, driven by strong demand for experiential and discount retail while demand for fast casual dining remains firm.

•

Industrial continues to be supported by demand for technologically advanced warehouse space while multifamily demand is on pace for its second-best year ever in 2024, rebounding from a weaker 2022–2023.

Rent growth across the CRE market has slowed in recent quarters, though that can be linked almost exclusively to an increase in new construction rather than a decrease in demand. Crucially, this supply headwind is set to fade.

Construction activity rose most significantly in the multifamily and industrial sectors, as developers took advantage of surging rents and low financing costs in 2021 and the first half of 2022. But the market is currently experiencing the peak period for delivery of those projects and expecting a rapid descent in new supply from 2025 through at least 2027, which should keep fundamentals stout.

Office remains the clear outlier as a massive retrenchment among tenants continues to drive net operating income lower while the vacancy rate steadily rises.1 Even within office, however, price declines have more than halved from -22.4% as of December 2023 to -8.3% as of September 2024.1

Ultimately, we expect transaction and lending activity to pick up amid a lower-rate environment in the coming quarters but believe the outlook for property values—and therefore, CRE equity investors—is much foggier as base rates today are well above those from five and 10 years ago, a tenor that represents a normal investment holding period for a CRE property. Against this backdrop, we continue to view this year as the beginning of the next phase of a new CRE cycle that should favor income-centric strategies. Importantly, we believe alternative lenders continue to be in an excellent position to take market share as transaction volume improves and banks remain constrained.

[1]	MSCI Real Capital Analytics, as of September 30, 2024, latest data available.
[2]	Bloomberg Finance, L.P., as of September 30, 2024.

Performance Update

We generated positive total returns across all share classes in October (see table below). Distributions were offset by net asset value (NAV) depreciation of approximately $0.02 per share across all share classes.

Year to date (YTD) through October 31, 2024, we have returned 6.62% based on the Class I share driven by stability in our NAV and the consistency in our distribution.

We have delivered 55 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment. We met 100% of repurchase requests in October 2024.

The current annualized distribution rate is 7.64% for Class I shares, 7.12% for Class D shares, 7.10% for Class M shares, 6.51% for Class S shares and 6.58% for Class T shares, based on the December 1, 2024 transaction price.

•

The tax equivalent distribution rate is 8.54% for Class I shares, 7.96% for Class D shares, 7.93% for Class M shares, 7.27% for Class S shares and 7.35% for Class T shares, based on the December 1, 2024 transaction price.[3]

Following 75 basis points of Fed rate cuts so far this year, our level of excess income over short-term rates has materially grown on both a nominal and real basis.

•	Based on the Class I share, our annualized distribution rate of 7.64% is 310 basis points above 3-month Treasury bills (T-bills) on a nominal and real yield basis.[4]

•	Our tax-equivalent annualized distribution rate is 400bps over 3-month T-bills, or 3.1x higher compared to T-bills when comparing real yields/distribution rates.

Portfolio Highlights

•	As of October 31, 2024, the portfolio was weighted to multifamily (52%), followed by hospitality (14%) and industrial (11%).

•

The portfolio’s allocation reflects our view that these sectors are well-positioned to benefit from long-term structural trends such as the record-high cost of homeownership (multifamily), strong demand for business and leisure travel (hospitality), and continued demand for technologically advanced warehouse space (industrial).

•

We have remained disciplined in our underwriting approach year to date and sought to take advantage of our liquidity position and scale as opportunities arise, including purchasing a portfolio of senior loans from a commercial bank seeking to rebalance its commercial real estate loan holdings. Year-to-date originations have been underwritten at loan-to-value ratios, which we believe were appropriate based on our deep, bottom-up underwriting of the property, geography and borrower, and provide a strong equity cushion beneath our loans.

•	Assets on non-accrual represented 2.78% of the portfolio as of October 31, 2024.

We believe the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:

•	Debt-focused nature of our strategy, as we believe forward returns in commercial real estate will largely be driven by income generation and property cash flows compared to price appreciation.

[3]

Tax-equivalent distribution rate reflects the distribution rate required under the prior tax law in order for an investor to receive the same after-tax income under the new tax law. For example, a REIT’s annualized distribution rate would need to be 8.54% under the prior tax law in order for investors to receive the same amount of after-tax income as a REIT with an annualized distribution rate of 7.64% under the new tax law. The distribution rates quoted assume a 37% tax bracket.

[4]	Three-month T-bill yield as of November 12, 2024.

•

Available liquidity for new investments. We have maintained a strong liquidity profile which—when combined with proceeds from our continuous offering, and the natural turnover of the portfolio—allows us to remain a capital provider when many traditional lenders and peers are constrained in making new loans.

•

Deep experience of FS Investments and Rialto managing through CRE market cycles. We continue to monitor the portfolio and are proactively engaged with our borrowers. As noted, we may modify or extend the maturity of our loans in certain cases if we believe it is in the best interest of the portfolio and our shareholders. Modifications or extensions typically require additional “skin in the game” from the borrower through a combination of extension fees, additional equity commitments, a partial paydown of the loan or additional contribution to interest reserves.

•	Continued strong performance of portfolio. We have generated positive total returns in 80 out of 82 months; its largest monthly drawdown was just -0.27% in March 2020.

•

High level of equity cushion beneath our loans. As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline.

•	Geographically diversified composition of our $8.7 billion portfolio, weighted to multifamily properties.

•	The long-term nature of our borrowings, as approximately 89% of our borrowings are financed through match-term, non-mark-to-market facilities.

•

Relative level of income above cash yields. The Federal Reserve has cut rates a total of 75bps during their September and October meetings, but the timing and pace of future rate cuts remain data dependent. While our distribution rate is influenced by the level and direction of short-term rates, we take a long-term approach to setting our distribution. Our distribution policy considers the forward secured overnight financing rate (SOFR) curve, our borrowings, the pace of our capital raise, the expected timing of potential new originations as well as paydowns and prepayments, among other factors. Our distributions have not historically adjusted in lockstep with changes in interest rates.

Status of our Offering

We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.5 billion in shares in our primary offering and up to $250 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 51,938,440 shares of our common stock (consisting of 24,454,530 Class S shares, 25,260,207 Class I shares, 257,436 Class T shares, 231,866 Class D shares, and 1,734,401 Class M shares) in the primary offering for total proceeds of $1.285 billion and (ii) 7,912,913 shares of our common stock (consisting of 4,135,602 Class S shares, 3,450,165 Class I shares, 71,422 Class T shares, 30,448 Class D shares, and 225,276 Class M shares) pursuant to our distribution reinvestment plan for a total value of $195.4 million.

Our board of directors has determined to extend the Offering for an additional one-year period, such that the Offering will continue under our current registration statement until the earlier of (i) the date upon which all of the shares of our common stock registered for sale pursuant to our current registration statement have been sold in the Offering or (ii) November 4, 2025, provided that such date shall be extended without further action by our board of directors (and as permitted by applicable SEC rules) if we have filed a replacement registration statement on Form S-11 on or prior to November 4, 2025, such extension to last until such date as the replacement registration statement is declared effective by the SEC.

Class D, Class I, Class M, Class S and Class T V8.1 Subscription agreement FS Credit Real Estate Income Trust, Inc. The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the "Shares") of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the "Company"), set forth below. 1 Investment amount Subscription amount $ ` Additional investment to FS Account # $5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I $500 minimum additional investment 2 Share class Select only one BROKERAGE Class D Shares (Fund 4041) ` NAV Class S Shares (Fund 4049) ` Public offering price ` Net of upfront sales charges (stockholder servicing fees still apply)* Class T Shares (Fund 4040) ` Public offering price ` Net of upfront sales charges (stockholder servicing fees still apply)* *By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information. INSTITUTIONAL Class I Shares (Fund 4045) ` NAV Class M Shares (Fund 4043) ` NAV 3 Ownership Select only one Please complete part A of section 5. Please complete part A of section 5. Please complete part B of section 5. INDIVIDUAL SINGLE OWNER QUALIFIED PLAN ACCOUNT OTHER ACCOUNT ` Individual* ` Traditional IRA Supporting documents are required ` Roth IRA ` Trust MULTIPLE OWNERS ` Rollover IRA ` Estate ` Community property ` SIMPLE IRA ` 401(k) ` Tenants in common ` SEP IRA ` Profit-sharing plan ` Joint tenants with rights of survivorship* ` Beneficial IRA ` Qualified pension MINOR ACCOUNT ` Other ` Other (please specify) ` UGMA: State of (please specify) ` UTMA: State of Please complete part B of section 5. ` Other (please specify) LEGAL ENTITY Supporting documents are required. ` Corporation: S-Corp ` Corporation: C-Corp ` Partnership ` LLC *To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.fsinvestments.com. ` Professional Corporation The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of ` Nonprofit providing trust documents. You can obtain this form by visiting www.fsinvestments.com. 1-6 V8.1

FS Credit Real Estate Income Trust, Inc.-Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.1 4 Custodial arrangement If applicable Name of custodian Custodian phone # Mailing address (street) (city, state) (ZIP) To be completed by custodian above Custodian tax ID # Custodian authorization: Custodian account # 5 Investor information Please print A Individual/beneficial owner Joint/beneficial owner (first, middle, last) (first, middle, last) SSN DOB SSN DOB (mm/dd/yyyy) (mm/dd/yyyy) Phone # Phone # U.S. street address U.S. street address (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (city, state, ZIP) (city, state, ZIP) Mailing address Mailing address (Leave blank if your U.S. street address and mailing address are the same) (Leave blank if your U.S. street address and mailing address are the same) (city, state, ZIP) (city, state, ZIP) CITIZENSHIP ` U.S. citizen ` Resident alien CITIZENSHIP ` U.S. citizen ` Resident alien (country) (country) ` Non-resident alien ` Non-resident alien (form W-8BEN is required) (country) (form W-8BEN is required) (country) B Trust/Estate/401(k)/Profit-sharing/Other SSN/Tax ID Date of formation (mm/dd/yyyy) U.S. street address (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (city, state) (ZIP) Mailing address (Leave blank if your U.S. street address and mailing address are the same) (city, state) (ZIP) Trustee/authorized person Trustee/authorized person (first, middle, last) (first, middle, last) SSN DOB SSN DOB (mm/dd/yyyy) (mm/dd/yyyy) Phone # Phone # U.S. street address U.S. street address (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (You must include a permanent U.S. street address even if your mailing address is a P.O. Box) (city, state, ZIP) (city, state, ZIP) CITIZENSHIP ` U.S. citizen ` Resident alien CITIZENSHIP ` U.S. citizen ` Resident alien (country) (country) ` Non-resident alien ` Non-resident alien (form W-8BEN is required) (country) (form W-8BEN is required) (country) 6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery. Initial Email By initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by FS Investments or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting FS Investments. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications. 2-6 V8.1

FS Credit Real Estate Income Trust, Inc.-Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.1 7 Distributions If this election is not completed, the Company will default to sending the investor's cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load. PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS: Payment by check or electronic deposit I (We) choose NOT to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the payment method selected below. If no payment method is selected, the Company will mail a check to the address or custodian of record. I (We) choose to have distributions sent to me (us) at the following address: ` Mail check to address of record. For custodial accounts, funds will be sent to the custodian of record. ` Mail check to the following third party: Name of financial institution FBO Account # Mailing address (street) (city, state) (ZIP) ` I (We) choose to have distributions deposited in a checking, savings or brokerage account. I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws. Name of financial institution Account type: ` Checking ` Savings ` Brokerage ABA routing number (if applicable) Account number Distribution reinvestment plan ` I (We) choose to participate in the Company's distribution reinvestment plan. The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company's distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below. 8 Investor representations Please carefully read and separately initial each of the representations below. For the purposes of the below investor representations, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth (total assets minus liabilities) that is composed of cash, cash equivalents and readily marketable securities. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that: Joint Owner owner Initials are required for letters a-e (initials) (initials) a) I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein. b) I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $250,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under "Suitability Standards." c) I am (We are) purchasing Shares for my (our) own account. d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares. e) I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.fsinvestments.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.'s toll-free line, 877-628-8575. 3-6 V8.1

FS Credit Real Estate Income Trust, Inc.-Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.1 8 Investor representations (continued) Joint Owner owner Initials are required based on State of Legal Residency (initials) (initials) f) If I am (we are) a resident of Alabama, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. and its affiliates to not more than 10% of my (our) liquid net worth. g) If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. (S) 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. shares. h) If I am (we are) a resident of Idaho, I (we) certify that (1) I (we) have either (a) a net worth of at least $85,000 and annual gross income of at least $85,000 or (b) a liquid net worth of at least $300,000, and (2) I (we) will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. to 10% of my (our) liquid net worth. i) If I am (we are) a resident of Iowa, I (we) certify that (1) I (we) have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000 (not including home, auto and home furnishings), or (b) a net worth of at least $350,000 (not including home, auto and home furnishings), and (2) I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. (S) 230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in this offering and in the securities of other non-traded real estate investment trusts (REITs) to 10% of my (our) liquid net worth. j) If I am (we are) a resident of Kansas, I (we) acknowledge that the Office of Kansas Securities Commissioner recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar investments. k) If I am (we are) a resident of Kentucky, I (we) certify that I (we) will limit my (our) investment in FS Credit Real Estate Income Trust, Inc. shares and in any shares of affiliated non-publicly traded real estate investment trusts to not more than 10% of my (our) liquid net worth. l) If I am (we are) a resident of Maine, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments. m) If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and in other illiquid direct participation programs. n) If I am (we are) a resident of Missouri, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering. o) If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. (S)230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles). p) If I am (we are) a resident of New Jersey, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares. q) If I am (we are) a resident of New Mexico, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts. r) If I am (we are) a resident of North Dakota, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc. s) If I am (we are) a resident of Ohio, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, its affiliates and any other non-traded real estate investment trusts. t) If I am (we are) a resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in this offering. u) If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. v) If I am (we are) a resident of Puerto Rico, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities. w) If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. (S)230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. x) If I am (we are) a resident of Vermont, I (we) certify that I (we) either meet the definition of an "accredited investor" as defined in 17 C.F.R. (S)230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. 4-6 V8.1

FS Credit Real Estate Income Trust, Inc.-Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.1 9 Important information Rights, certifications and authorizations Substitute IRS Form W-9 Certification: I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable). NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the "Prospectus"), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understand that you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus. By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment. The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account. By signing below, you also acknowledge that: FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor ("RIA"), such RIA's custodian). The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding. Owner or authorized person signature Date (mm/dd/yyyy) Joint owner or authorized person signature Date (mm/dd/yyyy) 10 Financial representative The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor's prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor's suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing anti-money laundering program and customer identification program. Broker-dealer name or RIA firm name Financial representative name Phone # (first, middle, last) Mailing address (street) (city, state) (ZIP) Advisor/CRD number Branch number Email address Financial representative signature Date (mm/dd/yyyy) Principal signature (if applicable) Date (mm/dd/yyyy) 5-6 V8.1

FS Credit Real Estate Income Trust, Inc.-Subscription Agreement | Class D, Class I, Class M, Class S and Class T V8.1 11 Investment instructions BY WIRE TRANSFER CUSTODIAL ACCOUNTS BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO "FS Credit REIT") UMB Bank, N.A., Forward Subscription FS Credit REIT Regular mail Express/overnight delivery ABA routing #101000695, Agreement to the custodian c/o SS&C Technologies, Inc. P.O. Box 219095 801 Pennsylvania Ave FS Credit REIT 877-628-8575 Kansas City, MO 64121-9095 Suite 219095 Account #9871737411 Kansas City, MO 64105-1307 Beneficial owner(s) (include in memo field) 6-6 V8.1